                                 LICENSE AGREEMENT

       THIS AGREEMENT (the "Agreement"), is made this 21st day of July 1993, by and between HemoCleanse, Inc., an Indiana corporation ("HCI"), having an address of 2701B Kent Avenue, West Lafayette, Indiana 47906, and IDT, Inc., a Pennsylvania corporation ("IDT"), having an address as The Bourse, Building 2500, Second Floor, 2275 Swallow Hill Road, Pittsburgh, Pennsylvania 15220.

                                    WITNESSETH:

       WHEREAS, HCI exclusively owns certain technology, patents, processes, methods, designs, technical know-how, and associated rights and tangible property required to manufacture, market and sell an extracorporeal medical device, known as the BioLogic-DT ("DT"), that utilizes sorbent chemicals, cation and anion exchangers, and other physiological substances in a closed-loop dialysate suspension to selectively remove from the blood and transfer to the blood across a membrane toxins and chemicals, thus performing both detoxification and physiological chemical balancing of the blood simultaneously (the "Technology"); and


       WHEREAS, HCI possesses the expertise and know-how to convert the DT into an extracorporeal hyperthermia device, known as the

       BioLogic-HT ("HT"), by modifying the dialysate suspension heating system to permit greater heat transfer to the blood, changing the method and rate of blood pumping and altering the chemical composition of the dialysate suspension to maintain physiological chemical balancing during hyperthermia while removing toxins caused by hypertherrnia (the "Modified Technology"); and

       WHEREAS, IDT is engaged in research regarding the treatment of disease or other medical condition through the use of hyperthermia, whether or not in conjunction with radiation, chemotherapy, or other methods, including, without limitation, the treatment of Kaposi's sarcoma and Acquired Immune Deficiency Syndrome ("Relevant Field of Use") and such procedure requires the Modified Technology; and

       WHEREAS, the parties believe that the Modified Technology can be utilized and optimized as a unique treatment system for an effective extracorporeal hyperthermia treatment procedure; and

       WHEREAS, IDT desires to secure from HCI, and HCI is willing to provide IDT with, an exclusive license to commercialize the Modified Technology subject to certain terms and conditions set forth in this Agreement.


       NOW, THEREFORE, for and in consideration of the recitals and covenants and undertakings of the parties contained herein, the parties agree as follows:

                                     ARTICLE I

                                        TERM

       1.1 This Agreement shall begin on the date first written above and shall continue until terminated by agreement of the parties or as otherwise provided herein.

                                     ARTICLE H

                                  GRANT OF LICENSE

       2.1 LICENSE. HCI hereby grants to IDT, subject to the conditions outlined in Article III an exclusive, except as Paragraphs 2.2 and 10.2 otherwise provided, non-transferable worldwide license to commercialize, use, market, sell and exploit the Modified Technology for use within the Relevant Field of Use, such Modified Technology to include all inventions, improvements, enhancements and modifications thereto made, conceived or acquired by HCI after the date of this Agreement and any patent based on and covering the same which HCI now or thereafter owns, controls or has the right to commercially exploit.

       2.2 SUB-LICENSES. The exclusive rights and license herein granted shall include the right of IDT to sub-license the Modified Technology to others for use or resale within the Relevant Field of use subject to all terms and conditions of this Agreement.

                                    ARTICLE III

                              CONSIDERATION FOR GRANT

       3.1 PRODUCT DEVELOPMENT EXPENSES. IDT agrees to reimburse all reasonable out-of-pocket expenses incurred by HCI for activities related to developing the Modified Technology including, but not limited to, device materials and components, treatment related disposable items ("HT Treatment Kits") used in clinical trials, travel and lodging, shipping, manufacturing supplies and other non-personnel operating costs. Expenditures in excess of One Hundred Dollars ($100.00) must be pre-approved by IDT in writing.

       3.2 PATENT Costs. If IDT deems it necessary for HCI to patent any portion of the Modified Technology to assure protection of their exclusive license, HCI, at IDT's expense, will prepare and file the requested patent applications. All future costs related to such patent applications, including maintenance fees once a patent is issued, will be borne by IDT as long as this Agreement is in force.

       3.3 NON-REFUNDABLE LICENSE FEE. On or before March 31, 1994, IDT agrees to pay HCI the sum of Five Hundred Thousand Dollars ($500,000.00) ("License Fee") to secure the exclusive worldwide rights to the Modified Technology for use within the Relevant Field of Use.

       The parties acknowledge that as of June 30, 1993, IDT has paid, and HCI has received, the sum of $178,000.00 as a partial payment of the License Fee. IDT agrees to continue to make payments on the License Fee on a semi-monthly basis depending upon the availability of funds and on the progress of clinical trials, on or before the dates and at or above the amounts shown in the following schedule until the License Fee in paid in full:

       Date                 Amount Due
       ----                 ----------
       July 5, 1993         26,000.00
       July 20, 1993        26,000.00
       August 5, 1993       26,000.00
       August 20, 1993      26,000.00
       September 5. 1993    26,000.00
       September 20, 1993   26,000.00
       October 5, 1993      26,000.00
       October 20, 1993     26,000.00
       November 5, 1993     26,000.00
       November 20, 1993    26,000.00
       December 5, 1993     26,000.00
       December 20, 1993    36,000.00

       Notwithstanding the foregoing payment schedule, in the event the License Fee is not paid in full by March 31, 1994, or if, at any time prior to March 31, 1994, IDT notifies HCI in writing that IDT will no longer make payments toward the License Fee under this Paragraph, this Agreement and the License granted hereunder shall terminate, and IDT shall have the right to convert any partial payments of the License Fee to common stock of HCI at $3.67/share. In the event of such conversion, IDT will also be granted a one-year warrant entitling IDT to purchase that number of shares equal to fifty percent (50%) of the shares received from conversion of the partial payments at an exercise price of $3.67/share. Thereafter neither party shall have any further rights against the other arising out of this Agreement.

3.4    MACHINE PRICE.

       3.4.1 DEFINITIONS. As used in this Paragraph 3.4, the following terms shall have the meanings indicated below:

       "Machine Price Premium" means that portion of the purchase price which IDT is required to pay for the HT in excess of 2.00 times HCI's actual manufacturing cost ("AMC") of the HT.



       "Royalty Completion Date" means the earlier of the following dates:

       (i) The date on which HCI's obligation to make royalty payments (the "Royalty Payments") to the Indiana Business Modernization and Technology Corporation ("IBMTC") terminates; or

       (ii) The date on which HCI's obligation to make the Royalty Payments to IBMTC would terminate if HCI paid the entire Machine Price Premium to IBMTC.

       3.4.2 CALCULATION OF Price. HCI agrees to sell and IDT agrees to purchase the HT at a calculated price equal to 2.22 times the AMC of the HT ("Machine Price") until the Royalty Completion Date, at which time the Machine Price will be a calculated price equal to two (2) times the AMC. The AMC is defined for purpose of this agreement as the expected manufacturing cost to manufacture the HT (or the HT Treatment Kit under Paragraph 3.5 below) under ideal manufacturing conditions considering standard direct material cost, standard direct labor costs and standard direct and indirect manufacturing overhead costs, adjusted for variances such as scrap, labor productivity, capacity situation and quantity produced. The Machine Price will be established by HCI in December of each year prior to the start of the next calendar year (the "Contract Year"). Detailed accounting substantiating the Machine Price will be provided to IDT prior to the start of each Contract Year at the request of IDT. Should this Agreement become a nonexclusive license as provided in Paragraph 3.9, the Machine Price will not exceed the lowest price charged to any other HT purchaser.

       3.4.3 REDUCTION OF MACHINE PRICE PREMIUM. The Machine Price Premium shall be subject to the following reduction:

       In the event that the license granted to IDT hereunder becomes nonexclusive, the Machine Price Premium shall be reduced, PRO RATA, during each succeeding calendar quarter according to the number of HT's purchased by IDT during the preceding calendar quarter as compared to the number of HT's purchased during such quarter by all licensees.

3.5    DISPOSABLES PRICE.

       3.5.1 DEFINITIONS. As used in this Paragraph 3.5, the following terms shall have the meanings indicated below:

       "Disposables Price Premium" means that portion of the purchase price which IDT is required to pay for the HT Treatment Kits in excess of 3.00 times the AMC.

       "Royalty Completion Date" shall have the meaning set forth in Paragraph
3.4. 1.

       3.5.2 CALCULATION OF Price. HCI agrees to sell and IDT agrees to purchase the HT Treatment Kits at a calculated price equal to 3.53 times the AMC of the HT Treatment Kit (the "Disposables Price") until the Royalty Completion Date, at which time the Disposables Price shall be a calculated price equal to three (3) times HCI's AMC for the HT Treatment Kit. The Disposables Price will be established by HCI in December of each year prior to the start of the next Contract Year. Detailed accounting substantiating the Disposables Price will be provided to IDT prior to the start of each Contract Year upon IDT's request. Should this Agreement become non-exclusive as provided in Paragraph 3.9, the Disposables Price will not exceed the lowest price charges to any other HT Treatment Kit purchaser.

       3.6 AUDITS. IDT shall have the right, exercisable not more than once in any twelve (12) month period, upon fifteen (15) business days' prior written notice, to have HCI's manufacturing costs audited, at IDT's sole cost and expense, by an auditor of recognized standing and reasonably acceptable to HCI.


3.7    ANNUAL MINIMUMS.

       3.7.1 ANNUAL PURCHASES. Beginning either with the calendar year following FDA approval to market the HT or with the calendar year following any consecutive three (3) month period during which IDT uses the HT in 375 hyperthermia procedures whichever is earlier ("Minimum Year"), IDT agrees to purchase the annual minimum number of HTs and HT Treatment Kits each Minimum Year as set forth below that, when multiplied by the Machine Price and Disposables Price for that Minimum Year, will produce an annual minimum sum ("Annual Minimum"). Once determined, the Annual Minimum can be attained by the purchase of a mixture of HTs and HT Treatment Kits during the Minimum Year:

                            UNIT PROJECTIONS

       Minimum Year                HTs           HT Treatment Kits
       -----------------------------------------------------------
       1                           25               1,500

       2                           50               5,500

       3                           100             13,500

       4                           125             25,000

       5 + each year               150             39,000
       thereafter

       3.7.2 ANNUAL MINIMUM PAYMENT. Failure of IDT to fulfill its requirement to purchase the minimum number of HTs and HT Treatment Kits in any Minimum Year shall not constitute an event of default under this Agreement so long as IDT pays HCI a sum equal to the Annual Minimum for the Minimum Year not later than forty-five (45) days following the close of said Minimum Year.

       3.8 TRAINING AND CLINICAL SUPPORT. HCI agrees to provide and IDT agrees to pay HCI for training and clinical support according to the following schedule:

       Personnel            Daily Charge
       ---------------------------------
       Dr. Stephen Ash      $l,000.00

       Clinical (RNs)          500.00

In addition to these charges, IDT will also pay all travel and lodging expenses incurred for training and clinical support.

3.9    TERMINATION.

       3.9.1 Cause. In addition to termination under Paragraph 3.3, this Agreement may be terminated upon the occurrence of either of the following:

       a) At the option of HCI, upon the failure of IDT to make required Annual Minimum payments pursuant to Paragraph 3.7; or within 15 days of written notice of such failure from HCI; or

       b) At the option of either party and upon fifteen (15) days "written notice," with cause, in the event of the other party's material failure to perform any of its duties or obligations under this Agreement. The notice of termination must specify the actions or inaction constituting "cause" for purposes of this Paragraph. If the defaulting party wishes to respond to such notice and can cure the violation or failure and notifies the aggrieved party within the fifteen (15) day notice period, the defaulting party will have an additional forty-five (45) days to effect such cure. The provisions of (a), rather than this section (b), shall control the right of HCI to terminate this Agreement by reason of IDT's failure to make the required Annual Minimum payment pursuant to Paragraph 3.7.

       3.9.2 Effect. Termination of this Agreement pursuant to Paragraph 3.9.1 will cause the exclusive license of the Modified Technology granted to IDT hereunder to become non-exclusive. All provisions of this Agreement shall remain in full force and effect other than Paragraph 3.7. Provided, however, if this Agreement is terminated pursuant to Paragraph 3.3, IDT shall have no rights to the Modified Technology and all provisions of this Agreement shall be of no further force and effect except for the obligations of Confidentiality under
Article VIII which shall survive.

       3.9.3 IDT ROYALTY. Should this Agreement become a non-exclusive license, HCT agrees to pay IDT a five percent (5%) royalty out of the proceeds from gross sales of the HT and HT Treatment Kits to other parties for three (3) years following the termination of the exclusive license.

                                     ARTICLE IV

                           REPRESENTATIONS BY HCI AND IDT

       4.1 HCI represents to IDT that HCI has the right to grant the exclusive license granted hereunder; that it has executed no agreement or other document in conflict herewith; that its officers have the full right, authority and authorization to execute this Agreement and to grant the exclusive rights granted to IDT hereunder; and that no consent or authorization of any third party is required as a condition precedent to its execution or performance of this Agreement.

       4.2 IDT hereby represents to HCI that it has executed no agreement or other document in conflict herewith that its officers have the full right, authority and authorization to execute this Agreement; and that no consent or authorization of any third party is required as a condition precedent to its execution or performance of this Agreement.

       4.3 IDT warrants to HCI that no Modified Technology will be sold or otherwise distributed except in full compliance with all legal and regulatory requirements. IDT assumes all responsibilities of every kind and nature associated with satisfying all legal and regulatory requirements that must be met before the HT can be sold for Relevant Fields of Use.

                                     ARTICLE V

                 INFORMATION AND OWNERSHIP REGARDING THE INVENTIONS

       5.1 HCI shall furnish to IDT all information and documents regarding the Modified Technology necessary to enable IDT to exercise all of its rights hereunder.

       5.2 The Technology, Modified Technology, and all inventions, improvements, enhancements and modifications thereto made, conceived or acquired by HCI after the date of this Agreement and any patent based on and covering the same which HCI now or thereafter owns, controls or has the right to commercially exploit shall remain the sole and exclusive property of HCI, subject to the license hereby granted. HCI shall, upon demand, execute and deliver to IDT, or cause to be executed and delivered to IDT, such documents as may be deemed necessary or advisable by counsel for IDT for filing in the appropriate public offices to evidence the grant of the exclusive license hereby granted to IDT.

                                     ARTICLE VI

                    INFRINGEMENT, INDEMNIFICATION AND INSURANCE

       6.1 INFRINGEMENT. HCI shall defend, at its own expense, all charges and claims of infringement that may be brought against IDT related to the exercise of the exclusive license granted to IDT pursuant to this Agreement. IDT shall prosecute, at its own expense, any infringing on the rights granted to IDT pursuant to this Agreement.

6.2    INDEMNIFICATION.

       6.2.1 Each party (the "Indemnifying Party") agrees to indemnify, defend and hold harmless the other (the "Indemnified Party") from and against any and all claims, damages, liabilities, losses, costs and expenses (including, without limitation, legal, accounting, and other fees and expenses for investigating and defending any actual or threatened claims) arising out of any breach or default hereunder by the

Indemnifying Party, including, without limitation, any breach of any representation or warranty hereunder.

       6.2.2 Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall notify the Indemnifying Party in writing of the claim, and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party in writing, assume its obligations to indemnify the Indemnified Party with respect to all elements of such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate.

       6.3 INSURANCE. IDT agrees to purchase, at its sole cost, comprehensive general liability insurance (occurrence, and/or claims-made form) for bodily injury and property damage, including contractual and product liability, in an amount of not less than $500,000 combined single limits License Agreement and provide HCI with a certificate of insurance naming HCI as an additional insured. When HCI receives FDA approval to market the BioLogic-HT, DDT will cause the combined single limits of such insurance to be increased to not less than $2,000,000 before marketing such device. At such time as IDT has had $5,000,000 in gross sales of sucb device, DDT will cause the combined single limits of such insurance to be increased to not less than $500,000. Such contract of insurance shall be primary with respect to any other insurance available to HCI and shall contain a waiver of subrogation by IDT's insurance carrier against HCI and its insurance carrier with respect to all obligations assumed by IDT pursuant to this Agreement. Such insurance shall contain provisions to the effect that policy limits may not be reduced, terms changed, or the policy cancelled with less than thirty (30) days written notice to HCI.

                                    ARTICLE VII

                                    ENHANCEMENTS

       7.1 If following the date of this Agreement, HCI becomes the owner of or acquires the marketing rights to any further improvements or supplements to the Modified Technology which can be utilized within the Relevant Field of Use, then HCI shall communicate such improvements and supplements to IDT and IDT shall have the right to include the same in this Agreement. It is the intention of the parties that all improvements and supplements necessary or desirable to enhance the commercial marketability of the Modified Technology within the Relevant Field of Use or to enable the same to obtain or maintain a competitive advantage shall be included within the scope of the license granted hereunder.

                                   ARTICLE VIII

                                  CONFIDENTIALITY

       8.1 DEFINITION OF CONFIDENTIAL INFORMATION. As used in this Agreement, "Confidential Information" shall mean all information which is transmitted in written, graphic or photographic form and marked as "Confidential" in accordance with Paragraph 8.1 hereof except Information which
(a) can be shown by the receiving party to have been in its possession prior to disclosure to it by the transmitting party; (b) at the time of disclosure hereunder is, or thereafter becomes, through no fault of the receiving party, part of the public domain by publication or otherwise; (c) is furnished to the receiving party by a third party after the time of disclosure hereunder as a matter of right, who owes no obligation of confidentiality to the transmitting party with respect to the Confidential information; or (d) is independently developed by employees, agents or vendors of the receiving party who have not had access to the Confidential Information received from the transmitting party.

       8.2 EXCHANGE OF INFORMATION. The contents of this Agreement and all Confidential Information exchanged between HCI and IDT pursuant to this Agreement, or which has previously been exchanged between HCI and IDT relating to the subject matter hereof, shall be kept confidential by each party with the same degree of care normally accorded by such party to its own confidential information except for purposes authorized by this Agreement. Each party's Information shall be supplied to the other party in written, graphic, photographic or other tangible form and any Confidential Information so supplied shall be marked "Confidential" and shall be identified as being disclosed under this Agreement. Any Information which is disclosed in oral form shall be confirmed in written summary form within thirty (30) days after its disclosure to the receiving party and, if Confidential, shall be so marked. Neither party shall disclose such Confidential Information to any person or firm, for a period of five (5) years after the termination of this Agreement, unless previously authorized in writing by the other party to do so; provided, however, that each party may disclose said Confidential Information to responsible officers and employees of that party who require said information for the purposes contemplated by this Agreement, provided that said officers and employees shall have assumed like obligations of confidentiality.

       8.3 PRESS RELEASES. The parties agree that neither IDT nor HCI will issue a press release relating to this Agreement without the prior written consent of the other party. Such consent will not be unreasonably withheld.

                                     ARTICLE IX

                                MANUFACTURING RIGHTS

        9.1 The parties acknowledge and agree that HCI has retained the right to manufacture the BioLogic-HT and the HT Treatment Kit, and that HCI will sell IDT such quantities of these products as IDT requires from time to time. Notwithstanding the foregoing, in the event that HCI for any reason ceases to manufacture the HT and HT Treatment Kits or ceases to sell the same to IDT, then, without further consideration and after giving HCI notice and reasonable opportunity to cure, the exclusive license granted hereunder to IDT shall be expanded to include the right of IDT to manufacture or to have manufactured the HT and HT Treatment Kits for use within the Relevant Field of Use.

                                     ARTICLE X

                                   ASSIGNABILITY

       10.1 This Agreement shall be binding upon, and shall inure to the benefit of HCI and its assigns and successors in interest.

       10.2 This Agreement shall be binding upon and shall inure to the benefit of IDT and any successor to substantially all of its entire business. Moreover, IDT shall have the right to assign its right, benefits, obligations and duties under this Agreement to any third party which controls, is controlled by, or is under common control of IDT. In that event, notice of such assignment shall be given to HCI and thereafter all references herein to "IDT" shall mean such assignee.

                                    ARTICLE XI

                                   GOVERNING LAW

       11.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana; provided, however, that any patent question or controversy shall be resolved in the courts having jurisdiction over the patent in question in accordance with the laws applicable to such patent.

                                    ARTICLE XII

                                      NOTICES

       12.1 For purposes of notices given pursuant to this Agreement, the addresses as set forth in Section 12.2 shall be used unless changed by written notice given by one party to the other.

       12.2 For the purpose of notices under Section 12.1 above, the following addresses shall be used:


For HCI:      HemoCleanse, Inc.
              2701B Kent Avenue
              West Lafayette, IN  47906-1350
              ATTN: Robert B. Truitt, President and CEO
              Facsimile No. (317)463-4129

For IDT:      IDT, Inc.
              The Bourse, Building 2500, Second Floor
              2275 Swallow Ell Road
              Pittsburgh, PA 15220
              ATTN: N. Glenn Keeling, President
              Facsimile No. (412) 279-1367

       12.3 All notices hereunder shall be in writing and shall be deemed given when (a) personally delivered; (b) when received, if mailed by certified mail, return receipt requested, postage prepaid; (c) when received, when sent by courier service, UPS, or equivalent carrier; or (d) on the first business day after receipt of facsimile copy when transmitted by confirmed facsimile, with hard copy mailed by United States mail.

                                   ARTICLE XIII

                                    COUNTERPARTS

       13.1 This Agreement may be executed in more than one counterpart, each of which shall be deemed an original document, and all of which taken together shall be one and the same Agreement.

                                    ARTICLE XIV

                                   MISCELLANEOUS

       14.1 HEADINGS. The headings used in this Agreement are for purposes of convenience and ready referral and shall not be deemed to limit the construction of any paragraph to which they appertain.

       14.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof

       14.3 No Waiver. No waiver by either party or any breach of the terms of this Agreement shall be deemed a waiver of any subsequent breach thereof

       14.4 Entire Understanding. This Agreement embodies the entire understanding and agreement between the parties and supersedes all previous negotiations, representations and writings, written or oral, with respect to the subject matter hereof This Agreement may be amended or modified only by an instrument in writing, duly signed by the parties hereto.



ATTEST:                                   HEMOCLEANSE, INC,


______________________/s/                 By: Robert B. Truitt/s/
                                              President and CEO


ATTEST:                                   IDT, INC.

_____________________/s/                  By: N. Glenn Keeling/s/
                                              N. Glenn Keeling
                                              President

                           AMENDMENT TO LICENSE AGREEMENT

     THIS AMENDMENT TO LICENSE AGREEMENT (the "Amendment") is made as of the 13th day of May, 1998 by and between HEMOCLEANSE, INC., an Indiana corporation ("HCI") and IDT, INC., a Pennsylvania corporation ("IDT").

                                    WITNESSETH:

     WHEREAS, the parties have previously entered into a certain License Agreement dated July 21, 1993 (the "Original Agreement") relating to HCI's licensing to IDT of certain technologies described therein; and

     WHEREAS, the parties now wish to amend the Original Agreement in certain respects, as described herein.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. DEFINITIONS. Except as set forth below, capitalized terms used in this Amendment not otherwise defined herein shall have the meanings assigned to such terms in the -Original Agreement. The following capitalized terms shall have the meanings set forth below:

               "SB" means HCI's product now known as the ThermoChem-SB", which utilizes the Modified Technology and which is more fully described on Exhibit A to this Amendment.

               "HT" means HCI's product now known as the ThermoChem-HT", which utilizes the Modified Technology and which is more fully described on Exhibit A to this Amendment.

               "HT Treatment Kit" means the HCI product now known as the ThermoChem-HT Treatment Kit which contains the disposable components used with the HT.

               "SB Treatment Kit" means the HCI product now known as the ThermoChem-SB Treatment Kit which contains the disposable components used with the SB.

               "System" means HCI's ThermoChem System-TM-, comprised of the SB, the HT, the SB Treatment Kit and the HT Treatment Kit.

          2. EXPANSION OF RELEVANT FIELD OF USE. The Relevant Field of Use is hereby expanded to include the treatment of disease or other medical condition through the use of hypothermia, in addition to hyperthermia.

          3. FAILURE TO COMMERCIALIZE. A new paragraph 2.3 shall be added to the Original Agreement, as follows:

               "2.3 CONVERSION. In the event that IDT fails to commercialize the Modified Technology within the Relevant Field of Use for a period of thirty-six (36) months following the receipt of approval from 'the United States Food and Drug Administration to market the HT and the HT Treatment Kit or the System, the rights granted to IDT under Paragraphs 2.1 and 2.2 hereof shall convert from exclusive to non-exclusive rights.

          4.   SALE OF SB AND TREATMENT KIT COMPONENTS.  A new Subparagraph
3.4.4 shall be added to the Original Agreement, as follows:

                    "3.4.4 PRICING OF SB AND SB TREATMENT KIT. HCI agrees to sell to IDT such quantities of SBs as IDT wishes to purchase from time to time the AMC of the SB during the preceding calendar year. HCI agrees to sell to IDT such quantities of the SB Treatment Kits as IDT wishes to purchase from time to time, at a price equal to 2.0 times the AMC of such Treatment Kits during the preceding calendar year.

          5. ELIMINATION OF ANNUAL MINIMUMS. Paragraph 3.7 of the Original Agreement dealing with annual minimum purchases is hereby deleted, and all references in the Original Agreement to Paragraph 3.7 or to the Annual Minimum purchase requirement shall be of no further force and effect.

          6. MANUFACTURING RIGHTS. Paragraph 9.1 of the Original Agreement is hereby amended and restated in its entirety as follows:

               "9.1 HCI hereby grants to IDT the exclusive right and license to manufacture or have manufactured HTs and HT Treatment Kits for sale or use within the Relevant Field of Use (the "Manufacturing Rights'). The Manufacturing Rights shall include, without limitation, access to HCI's technical file relating to the HT and the HT Treatment Kit. In consideration therefor, and in further consideration of the other covenants set forth herein, IDT shall pay HCI the following amounts:

                    (a) A license fee in the sum of $700,000 to be paid to HCI by IDT causing its wholly-owned subsidiary, Infectious Disease Treatment, Inc. (the "Subsidiary") to mark as "Paid In Full" and to deliver to HCI that certain original Convertible Promissory Note dated April 1, 1998 from HCI to the Subsidiary in the principal sum of $664,000 (the "Canceled Note"), and by delivering to IICI that certain original Convertible Promissory Note dated April 1, 1998 from HCI to the Subsidiary in the principal sum of $75,000, to be reissued by HCI to the Subsidiary in the principal sum of $39,000 (the "Reduced Note"); and

                    (b) Royalty payments of 6% of the net sale price (after cost of goods sold, and exclusive of sales tax, freight and similar out-of-pocket charges) on all sales by IDT of HTs and HT Treatment Kits manufactured by, or on behalf, IDT pursuant to the Manufacturing Rights.
Such royalties shall commence at such time as regulatory approval is obtained from either the United States Food and Drug Administration or the European Union for commercial marketing of the HT in the United States or Europe. Royalties shall be paid by IDT to HCI by the fifteenth (15th) day of the month following the calendar month during which the net sale price is received by IDT.

          7. APPLICATION OF INTEREST. At IDT's option, IDT may apply, from time to time, any or all interest accrued under the Canceled Note (prior to the date of cancellation thereof) or the Reduced Note or any other promissory note now or hereafter made and delivered by 14CI to IDT, toward the purchase price of spare parts or components for the H'Ts.

          8.   MISCELLANEOUS.

               (a) This Amendment may be executed in more than one counterpart, each of which shall be an original document, and all of which taken together shall be one and the same agreement.

               (b) This Amendment shall be governed by and construed in accordance with the laws of the State of Indiana.

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

               (c) The Original Agreement, as amended by this Amendment, shall remain in full force and effect in accordance with its terms, and it is hereby ratified and confirmed by the parties.

               (d) HCI will give IDT limited clinical and engineering support at no cost to IDT, other than reasonable out-of-pocket travel expenses, until the ThermoChem-HT development is completed.

     IN WITNESS WHEREOF, the parties have executed this Amendment by their duly authorized representatives as of the date first above written.

ATTEST                             HEMOCLEANSE, INC.


                                   By
------------------------------       -------------------------------------
                                   Robert B. Truitt, President and CEO


                                   IDT, INC.


                                   By
------------------------------       -------------------------------------
                                   N. Glenn Keeling, President









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